PENALTY SETTLEMENT AGREEMENT

This Penalty Settlement Agreement (the “Agreement”) dated as of March 10, 2008 is made between Chatsworth Data Solutions, Inc., a Nevada corporation (the “Company”), and Vision Opportunity Master Fund Ltd. (the “Majority Investor”), with respect to an Investor Rights Agreement dated as of July 31, 2006 between the Company, the Majority Investor and the other Purchasers listed on Schedule 1 attached thereto (the “Original Agreement”). Capitalized terms not defined in this Agreement shall have the meanings given them in the Original Agreement.

RECITALS:

WHEREAS, the Purchasers have, under the Original Agreement, a right to receive certain Periodic Amounts as liquidated damages for late registration of the Registrable Securities described thereunder, as described in Section 7(e) of the Other Agreement (the “Late Registration Penalties”); and

WHEREAS, pursuant to Section 7(g) of the Other Agreement, the Majority Investor, as the Holder of at least a majority of the Registrable Securities, may amend or waive any of the provisions of the Other Agreement; and

WHEREAS, the Company and the Majority Investor have agreed to settle and compromise the Late Registration Penalties, and to waive all future penalties in respect thereof;

NOW THEREFORE, in consideration of the mutually negotiated promises, covenants, and obligations in this Agreement, the parties reach a final settlement in respect of the Late Registration Penalties as set forth below:

1. Upon the receipt of the consideration described in section 2 below, the Purchasers hereby waive all past, present and future Late Registration Penalties, for all past, present and future circumstances.

2. Simultaneous with the delivery of this Agreement, the Company shall issue to each of the Purchasers its duly executed 12% Promissory Note, in the form attached hereto as Exhibit A (single, a “Note” and collectively, the “Notes”), in the principal amount set forth next to such Purchaser’s name on Schedule 1 hereto.

3. The parties acknowledge that the principal sum of the Notes is intended to reflect the Late Registration Penalties which have accrued through February 29, 2008, and the Purchasers’ potential ability after that to use SEC Rule 144 for resales (subject to the requirements of Rule 144).

4. The Company hereby represents and warrants to the Purchasers as follows as of the date hereof:

(a) Authorization and Enforcement. (i) The Company has the requisite power and authority to enter into and perform its obligations under this Agreement and the Notes; (ii) the execution, delivery and performance of this Agreement and the Notes by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by the Company's Board of Directors and no further consent or authorization of the Company, its Board of Directors or its stockholders is required; and (iii) this Agreement and the Notes constitute valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms.

(b) No Conflicts. The execution, delivery and performance of this Agreement and the Notes by the Company and the consummation by the Company of the transactions contemplated hereby and thereby will not (i) result in a violation of the Certificate of Incorporation (including without limitation the Certificate) or the bylaws of the Company; or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights under, or result in termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its subsidiaries is a party or result in a violation of any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which any property or assets of the Company or any of its subsidiaries is bound or affected.

5. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof. Any negotiations, understandings or agreements, prior or contemporaneous, written or oral, with respect to such subject matter are superseded hereby and merged herein. This Agreement may not be amended except in writing.

IN WITNESS WHEREOF, the parties hereto have caused this Penalty Settlement Agreement to be duly executed by their respective authorized persons as of the date first indicated above.

THE COMPANY:

CHATSWORTH DATA SOLUTIONS, INC.

By:
Name:
Title:

Schedule 1 to Penalty Settlement Agreement-Page 2

MAJORITY INVESTOR:

VISION OPPORTUNITY MASTER FUND LTD.

By:
Print Name:
Title:

3

EXHIBIT A

CHATSWORTH DATA SOLUTIONS, INC.

PROMISSORY NOTE

March 10, 2008	$________

Chatsworth Data Solutions, Inc., a Nevada corporation (the “Company”), hereby promises to pay to the order of [Name of Purchaser] the principal amount of $_______ together with interest thereon calculated from the date hereof in accordance with the provisions of this Note.

This Note is issued pursuant to a Penalty Settlement Agreement, entered into as of March 10, 2008 (as amended and modified from time to time, the “Agreement”), between the Company and Vision Opportunity Master Fund, Ltd. (“Vision”), amending that certain Investor Rights Agreement dated as of July 31, 2006 between the Company, Vision and the other Purchasers listed on Schedule 1 attached thereto.

1. Payment of Interest. Except as otherwise expressly provided in paragraph 3(b) hereof, interest shall accrue at the rate of twelve percent (12%) per annum on the unpaid principal amount of this Note outstanding from time to time, or (if less) at the highest rate then permitted under applicable law. The Company shall pay to the holder of this Note all accrued interest on the date the principal amount of this Note is due (whether at maturity or otherwise). Unless prohibited under applicable law, any accrued interest which is not paid on the date on which it is due and payable shall bear interest at the same rate at which interest is then accruing on the principal amount of this Note until such interest is paid. Interest shall accrue on any principal payment due under this Note and, to the extent permitted by applicable law, on any interest which has not been paid on the date on which it is due and payable until such time as payment therefor is actually delivered to the holder of this Note.

If the Adjusted Share Price (as hereinafter defined) of the Company’s Common Stock, $0.00001 par value (the “Common Stock”), is equal to or greater than $0.25 for any period of five (5) consecutive trading days ending prior to March 10, 2010, then the Company shall have the option of paying all or any portion of the accrued interest in shares of its Common Stock, in an amount of shares equal to the quotient obtained by dividing the amount of accrued interest by $0.20.

As used herein, the term “Adjusted Share Price” shall mean the closing price of the Common Stock on the principal national securities exchange or recognized quotation system on which the Common Stock is then traded, before giving effect to any adjustment effective after the date hereof resulting from (i) any dividend or distribution on the outstanding Common Stock payable in shares of Common Stock, (ii) any subdivision of the outstanding Common Stock into a greater number of shares, (iii) any combination of the outstanding Common Stock into a smaller number of shares, or (iv) the issuance of any shares of capital stock by reclassification of the Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the surviving corporation).

Promissory Note-Page 1 of 4

2. Payment of Principal on Note.

(a) Scheduled Payments. The Company shall pay the principal amount of $______ (or such lesser principal amount then outstanding) to the holder of this Note on March 10, 2010, together with all accrued and unpaid interest on the principal amount being repaid.

(b) Prepayments. The Company may not prepay this Note without the prior written consent of the Holder which may be withheld for any or no reason. In connection with each prepayment of principal hereunder, the Company shall also pay all accrued and unpaid interest to the date of prepayment on the principal amount of this Note being repaid.

3. Events of Default.

(a) Definition. For purposes of this Note, an Event of Default shall be deemed to have occurred if:

(i) The Company fails to pay when due and payable (whether at maturity or otherwise) the full amount of interest then accrued on this Note or the full amount of any principal payment on this Note;

(ii) The Company fails to perform or observe any other material provision contained in this Note or in the Agreement, and such failure is not cured within 5 days after the occurrence hereof;

(iii) Any representation, warranty or information contained in the Agreement is false or misleading in any material respect on the date made; or

(iv) The Company or any subsidiary makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered adjudicating the Company or any subsidiary bankrupt or insolvent; or any order for relief with respect to the Company or any subsidiary is entered under the Federal Bankruptcy Code; or the Company or any subsidiary petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Company or any subsidiary, or of any substantial part of the assets of the Company or any subsidiary, or commences any proceeding (other than a proceeding for the voluntary liquidation and dissolution of any subsidiary) relating to the Company or any subsidiary under any bankruptcy reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Company or any subsidiary and either (A) the Company or any such subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein or (B) such petition, application or proceeding is not dismissed within 60 days.

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The foregoing shall constitute Events of Default whatever the reason or cause for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

(b) Consequences of Events of Default.

(i) If any Event of Default of the type described in subparagraphs 3(a)(i) – (iii) has occurred that has not been cured within ten (10) business days from the date of written notice by the holder of this Note, the interest rate on this Note shall increase immediately to the lesser of [18%] or the highest interest rate permitted by law.

(ii) If an Event of Default of the type described in subparagraph 3(a)(iv) has occurred, the aggregate principal amount of this Note (together with all accrued interest thereon and all other amounts due and payable with respect thereto) shall become immediately due and payable without any action on the part of the holders of this Note, and the Company shall immediately pay to the holders of this Note all amounts due and payable with respect to this Note.

(iii) The holder of this Note shall also have any other rights which such holder may have been afforded under any contract or agreement at any time and any other rights which such holder may have pursuant to applicable law.

(iv) The Company hereby waives diligence, presentment, protest and demand and notice of protest and demand, dishonor and nonpayment of this Note, and expressly agrees that this Note, or any payment hereunder, may be extended from time to time and that the holder hereof may accept security for this Note or release security for this Note, all without in any way affecting the liability of the Company hereunder.

4. Amendment and Waiver. Except as otherwise expressly provided herein, the provisions of this Note may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the holder of this Note.

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5. Payments. All payments to be made to the holder of this Note shall be made in the lawful money of the United States of America in immediately available funds.

6. Place of Payment. Payments of principal and interest shall be paid by wire transfer of immediately available funds to an account designated by the holder of this Note.

7. Business Days. If any payment is due, or any time period for giving notice or taking action expires, on a day which is a Saturday, Sunday or legal holiday in the State of New York, the payment shall be due and payable on, and the time period shall automatically be extended to, the next business day immediately following such Saturday, Sunday or legal holiday, and interest shall continue to accrue at the required rate hereunder until any such payment is made.

8. Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

9. Application of Payments. All payments shall be applied first, to accrued and unpaid interest on the unpaid principal balance of this Note and then to the unpaid principal balance of this Note.

10. Costs of Collection. If any suit or action is instituted or attorneys are employed to collect this Note or any part hereof, the Company promises and agrees to pay all costs of collection, including all court costs and reasonable attorneys' fees based upon customary hourly rates and not a percentage of the indebtedness outstanding.

11. WAIVER OF JURY TRIAL. THE COMPANY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS NOTE WOULD BE BASED UPON DIFFICULT AND COMPLEX ISSUES AND THEREFORE, THE COMPANY AGREES THAT ANY COURT PROCEEDING ARISING OUT OF ANY SUCH CONTROVERSY WILL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

IN WITNESS WHEREOF, the Company has executed and delivered this Note on March 10, 2008.

THE COMPANY:

CHATSWORTH DATA SOLUTIONS, INC.

By:
Print Name:
Title:

Promissory Note-Page 4 of 4